UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 4, 2010
BRIGHTPOINT, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Amendment to Employment Agreement with R. Bruce Thomlinson
     On January 4, 2010, Brightpoint Australia Pty Ltd. (“Employer”), a subsidiary of Brightpoint, Inc. (the “Registrant”) entered into an amendment (the “Amendment”) to the employment agreement effective as of November 1, 2008 (“Thomlinson Employment Agreement”) with R. Bruce Thomlinson (“Thomlinson”), the Registrant’s President, Asia Pacific. The Thomlinson Employment Agreement provides that either Mr. Thomlinson or the Employer may, at any time after December 31, 2009, upon ninety days written notice, convert Mr. Thomlinson’s status to an independent contractor performing the duties of a consultant and terminating his status as an employee. The Amendment provides that if the Employer or Mr. Thomlinson has not exercised the option to convert Mr. Thomlinson’s status to an independent contractor for Employer, then, upon a Change in Control, if in breach of the Thomlinson Employment Agreement, the Employer terminates Mr. Thomlinson’s employment other than pursuant to Sections 6.1 (Termination — Death), 6.2 (Termination – Disability) or 6.3 (Termination – Cause) of the Thomlinson Employment Agreement, the Employer shall pay Mr. Thomlinson the greater of (a) the salary that would be paid to Mr. Thomlinson through the remaining term of the Thomlinson Employment Agreement, which ends on December 31, 2013, or (b) US$1,000,000.
     Employment and Relocation Agreements with Anurag Gupta
     On January 4, 2010, the Registrant entered into an employment agreement (the “Gupta Employment Agreement”) and a relocation agreement (the “Gupta Relocation Agreement”) with Anurag Gupta (“Gupta”), the Registrant’s President, Europe, Middle East and Africa. Both agreements have an effective date of January 1, 2010. Mr. Gupta’s annual salary under the Gupta Employment Agreement is US$375,000 per annum and his cash bonus potential is US$187,500 (50% of his base salary). The Gupta Employment Agreement also provides a one-time signing bonus of US$150,000. The Gupta Employment Agreement specifies that Mr. Gupta will also be eligible to participate in the Registrant’s Executive Equity Plan, at an initial participation rate of 125% of his Salary (initially US$468,750). Mr. Gupta is entitled to an automobile allowance in the amount of €2,300 per month. The Gupta Employment Agreement has an initial two year term, and, following the initial term, is renewable automatically for successive one year periods unless, more than 30 days prior to the expiration of the initial term or any renewal term, either Mr. Gupta or the Registrant give the other party written notice of non-renewal. If Mr. Gupta gives notice of non-renewal, his employment shall terminate on the expiration of the initial term or the renewal term in which notice was given, whichever is applicable. If the Registrant gives notice of non-renewal or terminates the Gupta Employment Agreement without Cause (as defined in the Gupta Employment Agreement), the term of Mr. Gupta’s employment shall be for a final one year period commencing on the effective date of the notice of non-renewal, unless terminated earlier pursuant to Section 6 of the Gupta Employment Agreement. Mr. Gupta can terminate his employment upon six months written notice. If the Registrant terminates Mr. Gupta’s employment for Cause or as a result of Mr. Gupta’s death or disability, then Mr. Gupta is entitled to receive his base salary through the date of his termination, death or disability, as applicable. If the Registrant terminates Mr. Gupta other than for Cause, death or disability, then Mr. Gupta is entitled to reasonable relocation costs to repatriate Mr. Gupta and his family to the

United States, as well as Mr. Gupta’s salary through the date of such termination. Additionally, the Registrant shall give Mr. Gupta the opportunity to execute a Separation Agreement and Release of Claims which shall include provisions for (i) a separation payment and (ii) the immediate vesting of all options and/or restricted stock units granted to Mr. Gupta. The separation payment shall be the lesser of (i) an amount equal to the cash compensation defined as base salary and bonus opportunity that would be paid to Mr. Gupta during the remaining term of the Gupta Employment Agreement (such amount shall not be less than one year’s base salary) or (ii) US$1,000,000. The Gupta Employment Agreement also contains non-competition and confidentiality provisions.
     The Gupta Relocation Agreement was approved as an incentive for Mr. Gupta to move from the United States to Europe and to help him defray certain costs associated with his and his family’s relocation. The Gupta Relocation Agreement has a term of the lesser of (i) the amount of time Mr. Gupta remains employed by the Registrant and resides in Europe or an agreed location in the territory and (ii) January 1, 2012. The Gupta Relocation Agreement includes the following benefits: annual housing benefit of €96,000, four business class tickets per year for family trips to the United States, two business class tickets prior to relocation, tax equalization, if necessary, to equalize his tax liability to what it would be if he was in the United States, health insurance benefits for Mr. Gupta and his family, reimbursement or direct payment of the reasonable costs associated with moving Mr. Gupta’s household goods, including one car, and temporary housing benefits for three months.
     The descriptions of the Amendment, the Gupta Employment Agreement and the Gupta Relocation Agreement are qualified in their entirety by reference to the actual agreements, copies of which are annexed hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit 10.1	–	Amendment No. 1 dated as of January 4, 2010 to the Employment Agreement between Brightpoint Australia Pty Ltd. and Raymond Bruce Thomlinson.

	Exhibit 10.2	–	Employment Agreement dated as of January 4, 2010 between the Registrant and Anurag Gupta.

	Exhibit 10.3		Relocation Agreement dated as of January 4, 2010 between the Registrant and Anurag Gupta.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: January 8, 2010

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Steven E. Fivel
Steven E. Fivel
Executive Vice President, General Counsel and Secretary